FIRST AMENDED
                          CERTIFICATION OF DESIGNATION

                        CLASS A, SERIES A PREFERRED STOCK

                              OF NDS SOFTWARE, INC.



         NDS Software, Inc., (the "Corporation"), organized and existing under the laws of the State of Nevada, certifies:


         Pursuant to the authority as set forth in the Articles of Incorporation of the Corporation, as amended, and Nevada Revised Statutes 78.195, the Board of Directors has adopted, by unanimous written consent, the following resolution:


         WHEREAS, pursuant to Section 4 of Article IV of the Articles of Incorporation of the Corporation, as amended, the Board of Directors of the Corporation set forth the voting powers, designations, preferences, relative participating, optional, or other rights and qualifications, limitations, or restrictions relating to the "Class A, Series A Preferred Stock" by Certificate of Designation filed with the Nevada Secretary of State on April 22, 1996 (the "Initial Certificate of Designation"); and


         WHEREAS, the Board of Directors deems it advisable to change some of the attributes of the series of Class A, Series A Preferred Stock previously determined by the Initial Certificate of Designation and has so advised and recommended the same to the shareholders of said stock who have duly approved of such change.


         RESOLVED, that the Initial Certificate of Designation pertaining to the attributes of the Class A, Series A Preferred Stock is hereby changed as follows:

                  Each one (1) share of Class A, Series A Preferred Stock shall be convertible into two (2) shares of Common Stock of the Corporation at the option of the Shareholders.

                  Accumulated dividends shall be payable upon conversion of the shares in cash or through the issuance in whole or part of the Corporation=s Common Stock, in such proportion as may be determined by the Corporation in its sole discretion.


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         RESOLVED FURTHER, that all other terms of the Initial Certificate of
Designation for the Class A, Series A Preferred Stock remain in effect except as otherwise stated above.

         This certificate, duly approved by the Board Directors of NDS Software, Inc. has been executed by the undersigned, its President and Secretary, respectively, this 20th day of May, 1998.


NDS Software, Inc.,                      NDS Software, Inc.,
a Nevada corporation                     a Nevada corporation


By /s/John Giaimo                        By /s/ Greg Johnson
-----------------------------            -----------------------------
   John Giaimo, President                   Greg Johnson, Secretary





STATE OF NEVADA            )
                           ) ss.
COUNTY OF DOUGLAS          )

         On May 20, 1998, before me, a notary public, personally appeared John Giaimo, personally known (or proved) to me to be the President of the above corporation, and the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.

                                         /s/ Heather Clanton
                                         --------------------------------
                                         Notary Public



STATE OF NEVADA            )
                           ) ss.
COUNTY OF DOUGLAS          )

         On May 20, 1998, before me, a notary public, personally appeared Greg Johnson, personally known (or proved) to me to be the Secretary of the above corporation, and the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.

                                        /s/ Heather Clanton
                                        --------------------------------
                                        Notary Public



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